SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 15, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Monday, April 15, 2013 at 8:30 a.m., local time, for the following purposes:

1.	To elect the thirteen (13) directors named in the attached proxy statement.

2.	To approve an amendment to the Company’s 2009 Restricted Stock Plan which would increase the number of shares of the Company’s Common Stock authorized for issuance thereunder from 400,000 to 800,000 shares.

3.	To approve the amendment and restatement of the Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan.

4.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2013.

5.	To hold an advisory, non-binding, vote to approve the Company’s executive compensation as disclosed in the attached proxy statement.

Only Shareholders of record at the close of business on February 19, 2013 will be entitled to vote at the 2013 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 2012 is also enclosed.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March 8, 2013

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on April 15, 2013. The Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on April 15, 2013 and Annual Report for the fiscal year ended December 31, 2012 are also available at www.proxyvote.com by entering the control number found on your proxy card.

P.O. BOX 8811

LITTLE ROCK, ARKANSAS 72231-8811

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 15, 2013

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy, for use only at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of the Ozarks, Inc. (the “Company”) to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223 on Monday, April 15, 2013 at 8:30 a.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors (the “Board”) of the Company. This solicitation is being made primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

Any Shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company prior to the Annual Meeting, by execution and delivery of a later proxy, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering written notice to the Secretary of the Company prior to the Annual Meeting. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

The Company knows of no matter to be brought before the Annual Meeting other than those referred to in the accompanying notice of the Annual Meeting.

This proxy material is first being mailed to Shareholders on or about March 8, 2013.

OUTSTANDING STOCK AND VOTING RIGHTS

The Nominating and Governance Committee has selected, and the Board has ratified, February 19, 2013 as the record date (the “Record Date”) for the Annual Meeting. Only those holders of record of common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 35,354,024 shares of common stock, $0.01 par value per share, (“Common Stock”) outstanding. As used in this proxy statement, the term “Shareholder” means a holder of Common Stock, unless the context requires otherwise.

At the meeting each Shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Board. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for Shareholders to withhold authority to vote for any one or more of the nominees for the Board while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, Shareholders should check the box marked “FOR ALL.” To withhold authority to vote for all nominees, Shareholders should check the box marked “WITHHOLD ALL.” To withhold authority to vote for individual nominee(s), Shareholders should mark the “FOR ALL EXCEPT” box and follow the instructions in the form of proxy on how to indicate the name(s) of such nominee(s).

By checking the box marked “WITHHOLD ALL,” shares will not be counted as votes cast and will have no effect on the outcome of the election of directors, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors at the Annual Meeting is required for election of each nominee to the Board. Shareholders may not cumulate their votes with respect to the election of directors. IF YOU ARE THE SHAREHOLDER OF RECORD AND NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES.

Additionally, the enclosed form of proxy provides a method for Shareholders to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting for, the amendment of the Company’s 2009 Restricted Stock Plan, the amendment and restatement of the Company’s Non-Employee Director Stock Option Plan, the ratification of the Company’s independent auditors and the approval of the Company’s executive compensation. Provided a quorum is present, approval of these proposals requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on the proposals. A properly executed proxy marked “ABSTAIN” with respect to any of these matters will not be voted, although it will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As with the election of directors, an abstention will have no effect on the outcome of the vote on these matters because for voting purposes they are not considered votes cast.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” The election of directors, the vote on amendment of the Company’s 2009 Restricted Stock Plan, the vote on amendment and restatement of the Company’s Non-Employee Director Stock Option Plan, and the shareholder advisory vote on executive compensation are considered non-routine matters under applicable rules and, therefore, a broker or other nominee may not vote on these matters without instructions from the beneficial owner. Consequently, there may be broker non-votes with respect to these proposals. Broker non-votes, however, will be treated in the same manner as abstentions for voting and quorum purposes and will have no effect on the outcome of these proposals. IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT PROVIDE YOUR BROKER WITH SPECIFIC VOTING INSTRUCTIONS, YOUR BROKER CANNOT VOTE YOUR SHARES IN THE ELECTION OF DIRECTORS, OR WITH RESPECT TO THE AMENDMENT OF THE COMPANY’S 2009 RESTRICTED STOCK PLAN, THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN OR THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors has been set at 13 for the ensuing year. In accordance with the Company’s bylaws, the Board has the power to fix or change the number of directors up to a maximum Board size of 15 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the Shareholders.

The slate of nominees has been recommended to the Board by its Nominating and Governance Committee and ratified by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Peter Kenny and Dan Thomas, each nominee was elected at the 2012 Annual Meeting and presently serves as a member of the Board. Each Nominee not previously elected to the Board was recommended to the Nominating and Governance Committee by individual committee members or officers of the Company or its bank subsidiary, Bank of the Ozarks (the “Bank”), based on their business and community contacts. Mark Ross, who has served as a director since 1992, and Kennith Smith, who has served as a director since 1997, are not standing for re-election at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” the election of each nominee. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

Nominees for Election as Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

George Gleason, age 59, Chairman and Chief Executive Officer. Mr. Gleason has served the Company or the Bank as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to sit on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 34 years of service to the Company.

Jean Arehart, age 72, Director since 2002. Ms. Arehart is a retired Senior Lending Officer and retired Chairman of the Loan Committee of the Bank. Ms. Arehart joined the Bank in 1996 and served in several capacities, including Executive Vice President, President of the Mortgage Division, Senior Lending Officer and Chairman of the Loan Committee until her retirement in January 2005. Prior to 1996 Ms. Arehart served as Senior Vice President and a member of the Executive Committee of Twin City Bank (now U.S. Bank, formerly Firstar Bank of Arkansas, formerly Mercantile Bank of Arkansas), where she worked from 1979 to 1996. The Company believes that Ms. Arehart’s extensive experience in banking and management, including her knowledge of loan underwriting, the mortgage business and her service as an executive for another bank, qualifies her to serve on the Board.

Nicholas Brown, age 54, Director since 2012. Mr. Brown is currently the President and CEO of Southwest Power Pool (SPP) in Little Rock, Arkansas. SPP is one of nine Regional Transmission Organizations, mandated by the Federal Energy Regulatory Commission to ensure reliable supplies of power, adequate transmission infrastructure and competitive wholesale prices of electricity. He has served SPP in multiple capacities since 1985, including that of a Senior Engineer, Director of Engineering and Operations, Vice President, Senior Vice President and Corporate Secretary. Mr. Brown holds a B.S. in Electrical Engineering from Louisiana Tech University and a B.S. in Physics and Math from Ouachita Baptist University. He is active in numerous civic groups, including the Arkansas State Chamber of Commerce, as a member of Fifty for the Future and as a member of the board of directors of the Arkansas Symphony Orchestra. The Company believes that Mr. Brown’s qualifications to sit on the Board include his experience in corporate management, leadership and strategic implementation.

Richard Cisne, age 62, Director since 2004. Since 1987 Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his background in public accounting and his understanding of corporate finance qualify him to sit on the Board.

Robert East, age 65, Director since 1997. Mr. East is Chairman and Chief Executive Officer of Robert East Company, Inc., an investment company, Chairman of East-Harding, Inc., a general contracting firm, and Managing Partner in Advanced Cabling Systems LLC, a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Linda Gleason, age 58, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 26 years of service as a director of the Company qualify her to sit on the Board.

Peter Kenny, age 54, Director Nominee for 2013. Mr. Kenny is currently the Managing Director of Institutional Sales Trading at Knight Equity Markets L.P. He has more than 25 years of experience in the equity trading industry and prior to joining Knight was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight in December 2006 from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch market maker. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees, including as an AFB Board Member. Mr. Kenny appears regularly as an equity market commentator in various broadcasting venues and publications, such as CNN, CNBC, Fox Business, Reuters, BBC and Bloomberg TV, radio and print. “Kenny’s Commentary” – his daily morning note – is read and used by most major media outlets in the Americas and the EU. Additionally, it is one of the most widely read notes on Wall Street and in the Financial Community. Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina. The Company believes that Mr. Kenny’s extensive career in the equity trading industry qualifies him to serve on the Board.

Henry Mariani, age 74, Director since 1997. Mr. Mariani is Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with four catalogs featuring executive gifts, Irish gifts, female gifts and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to sit on the Board include his executive experience in sales, marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Robert Proost, age 75, Director since 2011. Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc., where he also served as a director and member of the executive committee. Prior to that Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm from 1965 through 1988. Mr. Proost also served on the board of directors of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas from 1988 until it was acquired by a third party in 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School. The Company believes Mr. Proost’s qualifications to sit on the board include his extensive knowledge and experience in corporate securities and banking law as well as his varied and extensive background in business and finance.

R. L. Qualls, age 78, Director since 1997. Dr. Qualls is retired President and Chief Executive Officer of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. Dr. Qualls served on the board of directors of Baldor from 1987 until it was acquired by a third party in 2011. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Effective February 1, 2011 Dr. Qualls was appointed co-chairman of Taylor Companies, an international merger and acquisition company headquartered in Washington, D.C. Dr. Qualls holds B.S. and M.S. degrees in Economics from Mississippi State University and completed his doctoral work in Economics at Louisiana State University. The Company believes that Dr. Qualls’ executive experience in leading a large manufacturer with complex operational and financial requirements as well his prior service on another publicly traded company’s board, offers the Company unique experience and insights which qualify him to serve on the Board.

John Reynolds, age 48, Director since 2012. Dr. Reynolds is currently the Pathologist and Laboratory Director for Memorial Hospital in Bainbridge, Georgia, a position he has held since 1995. He served as Chief of Staff of that hospital from 2002 through 2004. Dr. Reynolds is a Fellow in the College of American Pathologists and is Board Certified in Anatomic and Clinical Pathology. He holds a B.S. from Emory University and an M.D. from Emory University School of Medicine. Dr. Reynolds has extensive holdings in timber and agricultural land. He also previously served for 14 years as a board member or advisory board member of a bank in Bainbridge, Georgia. The Company believes that Dr. Reynolds’ involvement and leadership in the Georgia medical community, his experience with land, timber and agricultural businesses, and his prior service as a board member or advisory board member of a banking institution qualify him to serve on the Board.

Dan Thomas, age 50, Director Nominee for 2013. Mr. Thomas is Chief Lending Officer and President of the Bank’s Real Estate Specialties Group (“RESG”). Mr. Thomas has served as President of the RESG since 2005 and was appointed as the Chief Lending Officer in August 2012. The RESG handles many of the Bank’s larger and more complex real estate transactions. Mr. Thomas joined the Company in 2003 and served as Executive Vice President from 2003 to 2005. Prior to joining the Company, Mr. Thomas held various positions with privately-held commercial real estate management and development firms, with an international accounting and consulting firm, and with an international law firm, in which he focused primarily on real estate services, management, investing, and strategic structuring. Mr. Thomas is a C.P.A. and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an LL.M. (Taxation) from Southern Methodist University School of Law. The Company believes that Mr. Thomas’ business, finance, and law experience, including his focus on real estate investment and structuring, qualifies him to sit on the Board.

Sherece West-Scantlebury, age 47, Director since 2012. Dr. West-Scantlebury is President and Chief Executive Officer of the Winthrop Rockefeller Foundation, a private, independent foundation whose mission is to improve the lives of all Arkansans in three interrelated areas: economic development; education; and economic, racial, and social justice. Involved in philanthropy for close to 20 years, she served as CEO of the Foundation for Louisiana and as a program associate at the Annie E. Casey Foundation. Her professional career includes experience in community development, public policy and advocacy, and public service. Dr. West-Scantlebury holds a B.A. from Bowie State University, an M.A. in Public Policy from the University of Michigan Gerald R. Ford School of Public Policy and a Ph.D. in Public Policy from the University of Maryland Baltimore County. Dr. West-Scantlebury is active in a number of nonprofits and philanthropic organizations. The Company believes Dr. West-Scantlebury’s qualifications to serve on the Board include her experience as the CEO of multiple nonprofit organizations, her extensive academic background in public policy and social issues, and her dedication to community involvement.

Family Relationships

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company and the Bank.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the presiding independent director, Dr. R. L. Qualls, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Dr. Qualls serves as presiding independent director. He has the responsibility of presiding at all meetings of the Board’s independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Meeting Attendance

During 2012 the Board met on six occasions. In 2012 each director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

It is the Company’s policy that all directors attend the Annual Meeting of Shareholders. All Board members who were nominated and elected at the Company’s 2012 Annual Meeting of Shareholders were in attendance at such meeting.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee recommends to the Board nominees for director. The Nominating and Governance Committee considers candidates recommended by its members, other current board members and management of the Company. The Nominating and Governance Committee also has the authority to engage professional search firms to assist it in identifying director candidates.

Additionally, the Nominating and Governance Committee will consider any and all Shareholder suggestions for names of nominees to the Board for the 2014 Annual Meeting of Shareholders, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 1, 2013. A Shareholder wishing to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with any and all supporting material the Shareholder considers appropriate. The Nominating and Governance Committee strives to evaluate all prospective nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a Shareholder, the committee, another board member or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by Shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management.

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including diversity in background, skills, experience, expertise, viewpoints, gender, race and culture, is an important component of a robust board of directors. As a primary consideration the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. The Nominating and Governance Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates.

Prior to completing its recommendation to the Board of nominees for election to the Board, the Nominating and Governance Committee requires each potential candidate to complete a director’s and executive officer’s questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee reserves the right to seek such additional information on the nominee as the committee deems appropriate in connection with its evaluation. Once the Nominating and Governance Committee has obtained all requested information, it will then evaluate the prospective nominee to determine whether such person possesses the following important attributes and qualifications as established by the committee.

•	The highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of Shareholders.

•	An inquisitive and objective perspective, practical wisdom, mature judgment and the ability to exercise informed judgment in the performance of his or her duties.

•	The ability and willingness to commit sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company.

The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

Board Independence

The Board has determined that the following nominees, who comprise a majority of the proposed nominees to the Board, qualify as “independent” under The NASDAQ Stock Market Inc. (“NASDAQ”) listing standards: Jean Arehart, Nicholas Brown, Richard Cisne, Robert East, Peter Kenny, Henry Mariani, Robert Proost, R.L. Qualls, John Reynolds and Sherece West-Scantlebury.

Governance Initiatives

The Board has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC” or “Commission”) interpreting and implementing the Sarbanes-Oxley Act, as well as NASDAQ listing standards. Specifically the Board has (1) established an independent Nominating and Governance Committee, (2) adopted a Nominating and Governance Committee Charter (revised March 21, 2006), (3) adopted a set of Corporate Governance Principles (revised February 18, 2013), (4) adopted a Code of Ethics (revised April 20, 2010), (5) established an independent Audit Committee, (6) adopted an Audit Committee Charter (revised February 17, 2012), (7) adopted specific procedures requiring pre-approval by the Audit Committee of audit, audit-related and non-audit services to be provided by the Company’s independent auditors, (8) established an independent Personnel and Compensation Committee and (9) adopted a Personnel and Compensation Committee Charter outlining the duties of the Personnel and Compensation Committee (revised February 18, 2013). Copies of the currently effective Audit Committee Charter, Personnel and Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Ethics and Corporate Governance Principles are available on the Company’s website at www.bankozarks.com.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Committees

The following is a brief description of the functions of the Company’s principal committees. A complete description of the duties and responsibilities of each committee can be found in its written charter, set forth on the Company’s website.

Executive Committee. The Executive Committee met five times in 2012. The Executive Committee was formed in April 2012 and is comprised of the Chairman of the Board (as Committee Chair) and the respective chairs of the Audit Committee, Personnel and Compensation Committee, and Nominating and Governance Committee. The Executive Committee was appointed to exercise the powers and authority of the Board of Directors, with certain limitations fully set out in its charter, during the intervals between meetings of the Board, when, based on the business needs of the Company, it is desirable for Board-level actions to be considered but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board. It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled meeting of the Board.

Nominating and Governance Committee. The Nominating and Governance Committee met four times in 2012. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of Shareholders, (2) review and recommend to the Board the Corporate Governance Principles applicable to the Company, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, (5) assist the Board in determining the independent status of directors under the director independence rules of NASDAQ and related SEC rules, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. During 2012 the Nominating and Governance Committee was comprised of the following four directors: Robert East as Chairman, Henry Mariani, R.L. Qualls and Kennith Smith. Assuming their re-election to the Board, Messrs. East as Chairman, Mariani and Qualls are expected to serve on the Nominating and Governance Committee for the remainder of 2013 and until the next annual meeting of Shareholders. The Board, with the assistance of the Nominating and Governance Committee, has determined that Messrs. East, Mariani and Qualls are “independent” under NASDAQ listing standards.

Audit Committee. The Audit Committee met four times in 2012. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation, retention and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. See the Report of the Audit Committee on page 35 of this proxy statement. Henry Mariani, as Chairman, Richard

Cisne, Robert East and Robert Proost served on the Audit Committee during 2012. Assuming their re-election to the Board, Messrs. Mariani as Chairman, Cisne, East and Proost are expected to serve as the Audit Committee for the remainder of 2013 and until the next annual meeting of Shareholders. The Board, with the assistance of the Nominating and Governance Committee, has determined that each of these individuals qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. In addition, the Board, with the assistance of the Nominating and Governance Committee, has determined that Henry Mariani, Richard Cisne and Robert Proost each qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) met six times in 2012. The Compensation Committee reviews, evaluates and approves compensation plans, policies and programs of the Company, reviews and approves compensation for the Company’s directors, considers, approves and reviews all salaries, incentive plans and bonuses for officers and employees, reviews additions and separations of personnel, oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans, and oversees staff training and educational programs. The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis, beginning on page 21 of this proxy statement. R.L. Qualls, as Chairman, Nicholas Brown, John Reynolds and Kennith Smith served on the Compensation Committee during 2012. Assuming their election or re-election to the Board, R.L. Qualls as Chairman, Nicholas Brown, Peter Kenny and John Reynolds are expected to serve as the Compensation Committee for the remainder of 2013 and until the next annual meeting of Shareholders. The Board has determined that Messrs. Qualls, Brown, Kenny and Reynolds are “independent” under NASDAQ listing standards.

Trust Committee. The Trust Committee met four times in 2012. The operation of the Trust and Wealth Management Division and the administration of its trust accounts are overseen by the Trust Committee. In 2012, Mark Ross as Chairman, Jean Arehart, Linda Gleason, Tyler Vance, Chief Banking Officer and Sherece West-Scantlebury served on the Trust Committee. Assuming their election or re-election to the Board, Jean Arehart, Linda Gleason, Dan Thomas and Sherece West-Scantlebury are expected to serve on the Trust Committee for the remainder of 2013 and until the next annual meeting of Shareholders. Mark Ross, Chief Operating Officer, will continue to serve as Chairman of the Trust Committee and Tyler Vance, Chief Banking Officer, will continue to serve on the Committee.

Directors’ Loan Committee. The Directors’ Loan Committee met 52 times in 2012. This committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $3 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. Effective February 18, 2013, the $3 million threshold was increased to $5 million. In 2012 the Directors’ Loan Committee was comprised of Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee; Scott Hastings, President of the Leasing Division; Tyler Vance, Chief Banking Officer; and Matt Reddin, Central Arkansas Division President plus any five or more members of the Board. During 2012 Jean Arehart, George Gleason, Linda Gleason, R. L. Qualls and Kennith Smith served as the five standing board members on the Directors’ Loan Committee when available, and other Board members were selected to serve by the Chief Executive Officer (“CEO”) or Chief Credit Officer in the absence of one or more of such Board members. To ensure a full understanding by the Board of the Company’s credit processes and culture, each board member who is not a standing member of the loan committee is invited to serve, on a rotating basis, as an additional member of the Directors’ Loan Committee for a calendar quarter. For the remainder of 2013 and until the next annual meeting of Shareholders, it is expected that the Directors’ Loan Committee will be comprised of the four Company officers named above and any five or more Board members.

ALCO and Investments Committee. The ALCO and Investments Committee met four times in 2012. Management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio is overseen by the ALCO and Investments Committee. Greg McKinney, Chief Financial Officer and Chief Accounting Officer as Chairman, Kristen Bextermueller, Greg Dalton, George Gleason, Tim Hicks, Luke King, Matt Reddin, Mark Ross and Tyler Vance, each of whom are officers of the Company served on the ALCO and Investments Committee during 2012. Messrs. McKinney, Dalton, Gleason, Hicks, King, Reddin, Ross and Vance and Ms. Bextermueller are expected to continue to serve on the ALCO and Investments Committee for the remainder of 2013 and until the next annual meeting of Shareholders. Assuming his election to the Board, Dan Thomas is expected to serve on the Committee for the remainder of 2013 and until the next annual meeting of shareholders.

Other Committees. The Board may establish additional committees in order to properly fulfill its duties and serve the needs of the Company. The Board may, from time to time, provide for different or additional members of all of its committees.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Appropriate committees of the Board receive these reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Process for Communicating with Board Members

The Board has established a process for Shareholders to communicate with Dr. R.L. Qualls, the presiding independent director of the Company’s regular meetings of independent directors. All communications should be to Bank of the Ozarks, Inc., Attn: Dr. R.L. Qualls, Presiding Independent Director, P.O. Box 8811, Little Rock, AR 72231-8811. Communications regarding nominations of candidates to the Board or proposals to be included in the proxy solicitation are subject to additional requirements that are discussed separately in this proxy solicitation. See “Board Proposal No. 1: Election of Directors – Board Composition and Nominating Process” and “Shareholder Proposals.”

BOARD PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE 2009 RESTRICTED STOCK PLAN

Shareholders are being asked to approve an amendment to the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (the “2009 Plan”), to increase the maximum number of shares of Common Stock that can be issued as restricted stock or denominated as restricted stock units under the 2009 Plan from 400,000 to 800,000. The 2009 Plan was originally adopted and approved by the Board and the shareholders of the Company in 2009.

The following description of the 2009 Plan is qualified in its entirety by reference to the applicable provisions of the plan document. Copies of the 2009 Plan and the proposed amendment to the 2009 Plan are attached to this Proxy Statement as Appendix A and Appendix B, respectively.

Purpose of the 2009 Plan

The purpose of the 2009 Plan is to attract and retain the best available talent, to encourage the highest level of performance by executive officers and key employees, and to provide such officers and employees with incentives to put forth maximum effort for the success of the Company’s business and to serve the best interests of the Company’s shareholders.

Administration

The 2009 Plan is administered by the Compensation Committee, unless under the terms of the 2009 Plan the Board determines to subject some or all of the Compensation Committee’s actions to Board approval. At the present time, the Board has not made any determination nor does it have any present intention to require Board approval of the Compensation Committee’s actions. Subject to the terms of the 2009 Plan, the Compensation Committee has the discretion to determine which employees and officers receive awards and the terms of each award made under the 2009 Plan. The Compensation Committee has the power to modify, cancel or otherwise change awards made under the 2009 Plan, subject to certain restrictions set forth in the 2009 Plan. The Compensation Committee also has the sole authority to interpret the terms of the 2009 Plan, including whether a “change in control” of the Company, as such term is defined in the 2009 Plan, has occurred. Compensation Committee determinations under the 2009 Plan are final and binding on all parties.

Awards and Eligibility

Awards under the 2009 Plan may be in the form of restricted stock or restricted stock units. All officers and employees of the Company are eligible to receive awards under the 2009 Plan. The benefits or amounts that may be received by or allocated to any particular officer or employee of the Company under the 2009 Plan will be determined in the sole discretion of the Compensation Committee and, accordingly, are not presently determinable.

Shares Available for Issuance

Presently, the maximum total number of shares of Common Stock that can be issued as restricted stock or denominated as restricted stock units under the 2009 Plan is 400,000 shares. The number and kind of shares available under the 2009 Plan are subject to adjustments by the Compensation Committee in the event of certain corporate events such as stock splits, stock dividends, or other recapitalizations of the Company so as to prevent dilution or enlargement of the participants’ rights under the 2009 Plan. Shares of Common Stock issued under the 2009 Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by the Company.

As of December 31, 2012, 329,250 of the available 400,000 shares for issuance under the 2009 Plan have been awarded. See “Equity Compensation Plan Information” elsewhere in this proxy statement for information as of December 31, 2012 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, including the 2009 Plan.

Expired, Forfeited or Unexercised Awards

If any award granted under the 2009 Plan expires, is forfeited or becomes unexerciseable without having been exercised or fully paid after the date of approval of the 2009 Plan, the shares underlying such award will become available for future awards under the 2009 Plan. Further, if the Company settles any award in cash rather than in Common Stock, the shares underlying such award that are retained or otherwise not issued, will become available for future awards under the 2009 Plan.

Restricted Stock

An award of restricted stock involves the immediate transfer of ownership of a specific number of shares of Common Stock to a participant in return for the performance of services or other restrictions as the Compensation Committee may determine. However, during a “restriction period” designated by the Compensation Committee, such shares are subject to forfeiture unless conditions specified by the Compensation Committee are met. These conditions will generally include the continuous employment of the participant with the Company and may include performance objectives that must be achieved. Although shares of restricted stock remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in such restricted stock. Restricted stock may become free of restriction prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions. The Compensation Committee may also provide for an accelerated lapse of the restriction period upon other events or standards that it may determine, including the achievement of one or more performance goals, subject to Shareholder approval and certain other restrictions.

Restricted Stock Units

A restricted stock unit is an award denominated in shares of Common Stock that will be settled by the payment of cash based upon the fair market value of such specified number of shares of Common Stock. The Compensation Committee has the discretion to settle restricted stock units by delivery of shares of Common Stock. The Compensation Committee will determine the number of restricted stock units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. A restricted stock unit may become payable prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions.

Transferability of Awards

Except as provided below, no award under the 2009 Plan may be transferred by a participant other than by will or the laws of descent and distribution upon death. The Compensation Committee may expressly provide in an award agreement that the participant may transfer the award if the Compensation Committee determines the transfer does not result in accelerated taxation, is not a transfer for value and is otherwise appropriate and desirable.

Termination

The 2009 Plan will terminate on the tenth anniversary of its approval by Shareholders and no award will be granted under the 2009 Plan after that date.

Plan Amendments

The 2009 Plan may be amended by the Board, but unless further approval by the Shareholders of the Company is obtained, no such amendment may increase the limitations set forth in the 2009 Plan on the number of shares that may be issued under the 2009 Plan. The Board may condition any amendment on the approval of the Shareholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2009 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock to the recipient will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient has timely made an election under Code Section 83(b), any subsequent gain realized by the recipient upon transfer by the recipient will be subject to capital gains tax. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize income until shares or cash are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares represented by the restricted stock units, reduced by any amount paid by the recipient. The Code Section 83(b) election available to holders of restricted stock is not available to holders of restricted stock units.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the deduction limitation on certain compensation under Code Section 162(m).

Proposed Amendment

Currently, the maximum number of shares of Common Stock that can be issued as restricted stock or denominated as restricted stock units under the 2009 Plan is 400,000 shares, and a total of 70,750 shares remain reserved for future awards under the 2009 Plan. Since the inception of the plan, there have been four award dates, annually beginning in 2009. On average, the number of shares awarded each year has been 83,912 shares. For the 2012 award year, 128,150 shares were awarded. There are presently not enough shares available to make a 2013 annual award approximating the average annual number of shares awarded over the last four years. Assuming future annual grants approximating the number of shares awarded in 2012, increasing the available shares under the plan to an aggregate of 800,000 shares should allow the Compensation Committee to be able to make annual awards at approximately current levels for three more years.

The Board believes that the 2009 Plan has been and will continue to be a valuable tool in attracting and retaining key employees. For that reason, the Board proposes that the 2009 Plan be amended to increase the number of shares available for issuance under the 2009 Plan from 400,000 shares to 800,000 shares.

Benefits to Named Executive Officers and Others

Set forth below is a table that shows equity grants pursuant to the 2009 Plan in fiscal year 2012. These are the same amounts as would have been paid pursuant to the 2009 Plan if shareholders had approved the proposed amendment prior to fiscal year 2012. Future benefits to be received by a person or group under the 2009 Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during fiscal year 2013 and beyond.

	Bank of the Ozarks, Inc. 2009 Restricted Stock Plan
	Total Number of Shares Awarded in 2012	Dollar Value(1)
George Gleason, Chairman and Chief Executive Officer	42,000	$1,337,910
Greg McKinney, Chief Financial Officer and Chief Accounting Officer	8,000	254,840
Dan Thomas, Chief Lending Officer and President—RESG	10,000	318,550
Mark Ross, Vice Chairman and Chief Operating Officer	8,000	254,840
Tyler Vance, Chief Banking Officer	8,000	254,840
All Executive Officers as a Group	87,000	2,771,385
All Non-Executive Directors as a Group	—	—
All Non-Executive Officer Employees as a Group	41,150	1,310,833

(1)	Restricted stock awards are valued in this table at the aggregate grant date fair market value as defined in the Company’s 2009 Restricted Stock Plan. Such fair market value is defined as the average of the highest reported asked price and the lowest reported bid price on the relevant date. Such average price for the restricted stock awards for the 2012 issuance was $31.86 per share.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the Amendment to the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies.

BOARD PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE BANK OF THE OZARKS, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Shareholders are being asked to approve the amendment and restatement of the Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (the “Plan”). The Board proposes to amend and restate the Plan in order to:

1)	Extend the termination date of the Plan to April 15, 2023, thereby giving the plan a duration of ten (10) years from the date of the Annual Meeting, the proposed effective date of adoption of the amended and restated Plan.

2)	Increase the number of option shares granted to directors elected at the annual meeting of shareholders from 1,000 shares to 2,000 shares; and increase the maximum number of option shares that may be granted to a director who is elected or appointed for the first time as a director of the Company on a date other than an annual meeting date from 1,000 shares to 2,000 shares.

The following description of the Plan is qualified in its entirety by reference to the applicable provisions of the proposed Third Amended and Restated Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan, which is attached as Appendix C.

General Description of the Plan

The Plan was originally adopted and approved by the Board and the Shareholders of the Company in 1997. Recognizing the need to remain in compliance with applicable Nasdaq rules, during 2004 the Board adopted and shareholders approved an amended and restated Plan which limited the Plan’s duration to a ten (10) year period ending February 16, 2014.

Purpose of the Plan

The purpose of the Plan is to attract and retain services of qualified non-employee directors of the Company and to provide them incentive to put forth maximum effort for the success of the Company’s business and to serve the best interests of the Company’s stockholders.

Summary of the Plan

Eligibility. Presently, each person who is not otherwise an employee of the Company, or any of its subsidiaries, and who has been elected or appointed as a director of the Company is eligible to participate in the Plan. Persons elected as a director of the Company at each annual meeting of stockholders are automatically granted options to purchase 1,000 shares of common stock on the first business day immediately following such annual meeting. Persons elected or appointed for the first time as a director of the Company on a date other than an annual meeting date, are granted options to purchase shares of common stock (in an amount not to exceed 1,000 shares) as the Board of the Company may determine in its discretion.

Grants of Stock Options. Each stock option grant will specify the purchase price per share payable on exercise of an option granted pursuant to the Plan. Such purchase price may not be less than 100% of the “fair market value” per share of the common stock on the date of grant. Under the Plan “fair market value” is determined on the basis of the average of the highest reported asked price and the lowest reported bid price as quoted on the NASDAQ Global Select Market on the date of grant. Each stock option granted under the Plan will immediately vest on the date on which such option is granted and no stock option granted under the Plan will be exercisable after the expiration of ten (10) years from the date of its grant. Each stock option (and the shares of common stock to be received upon exercise of such stock option) may be subjected to such transfer and other restrictions as the Board may determine, including restrictions as may be necessary to comply with applicable federal and state securities law. Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another Board designated officer) and delivered to the optionee, and containing such terms and provisions, consistent with the Plan, as the Board may approve.

Termination. If an optionee ceases to be a director for any reason, any option held by such person may be exercised at any time within 90 days after the date on which such person ceased to be a director. After such 90-day period the option will terminate without notice.

Adjustments. Each grant will make or provide for such adjustments in the number of shares of common stock covered by outstanding stock options granted thereunder, in the option price applicable to any such stock options and/or in the kind of shares covered thereby (including shares of another issuer), as is equitably required to prevent dilution or enlargement of the rights of optionees under the Plan that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Termination of Plan. If the Plan, as proposed to be amended and restated, is not approved by the stockholders of the Company at the Annual Meeting, the Plan will terminate automatically on February 16, 2014. If this proposal is approved by shareholders at the Annual Meeting, the termination date of the Plan will be April 15, 2023, giving the plan a term of ten (10) years from the date of the Annual Meeting.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Plan and for the Company.

All options granted under the Plan are intended to be non-statutory stock options. Accordingly a participant in the Plan will not recognize income upon the grant of an option under the Plan or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises an option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and the Company will then be entitled to a corresponding deduction.

Depending upon the length of time that the shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of an option granted under the Plan generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the option was exercised.

The foregoing general description of tax consequences is not intended to be a complete description of all possible tax consequences arising under the Plan.

Proposed Amendment

The 1,000-share limitation on the option grants has been in place since the inception of the plan and has never been adjusted to reflect stock splits of the Company. One of the benefits of the Plan is that it provides an “equity” or “ownership” interest to those serving as Directors. This annual benefit has become diluted and less meaningful as the Company has succeeded and its stock has split multiple times, but the number of shares annually awarded to Directors has remained unchanged. For that reason, and because the Board believes that the Plan has been and will continue to be a valuable tool in attracting and retaining the services of qualified non-employee directors of the Company, the Board proposes to amend and restate the Plan in order to:

1)	Extend the termination date of the Plan to April 15, 2023, thereby giving the plan a duration of ten (10) years.

2)	Increase the number of option shares granted to directors elected at the annual meeting of shareholders from 1,000 shares to 2,000 shares; and increase the maximum number of option shares that may be granted to a director who is elected or appointed for the first time as a director of the Company on a date other than an annual meeting date from 1,000 shares to 2,000 shares.

Benefits to Non-Employee Directors

Only non-employee directors of the Company are eligible to participate in the Plan. Of the persons and groups set forth in the table below, only persons within the category titled “All Non-Executive Directors as a Group” will receive benefits under the Plan. It is not presently possible to determine the benefits or amounts that will be received in the future by such group under the Plan. Therefore, the following table sets forth information pertaining to the number of options which would have been received by the Company’s non-employee directors elected at the 2012 Annual Meeting had the Plan, as amended and restated, been in effect. The closing price of the Company common stock on the NASDAQ Global Select Market was $38.69 on February 19, 2013.

Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan
	Total Number of Options	Dollar Value(1)
George Gleason, Chairman and Chief Executive Officer	—	$—
Greg McKinney, Chief Financial Officer and Chief Accounting Officer	—	—
Dan Thomas, Chief Lending Officer and President—RESG	—	—
Mark Ross, Vice Chairman and Chief Operating Officer	—	—
Tyler Vance, Chief Banking Officer	—	—
All Executive Officers as a Group	—	—
All Non-Executive Directors as a Group	22,000	209,440
All Non-Executive Officer Employees as a Group	—	—

(1)	Amounts calculated utilizing the aggregate grant date fair value of $9.52 per share for the option awards made during the year. See Note 14 of the consolidated financial statements in the Company’s Annual Report to Stockholders for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the amendment and restatement of the Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies.

BOARD PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board selected and appointed the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2013, and seeks ratification of the appointment by the Shareholders. This will be the eighth year Crowe Horwath LLP has served as the Company’s independent auditors. Representatives of Crowe Horwath LLP will be present at the Annual Meeting and representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees incurred for services provided by the Company’s independent auditors for the years ended December 31, 2012 and 2011 were:

	2012	2011
Audit Fees	$450,160	$466,130
Audit-Related Fees	—	—
Tax Service Fees	—	—
All Other Fees	—	—

	$450,160	$466,130

Audit fees totaling $450,160 for 2012 and $466,130 for 2011 relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q, audit of the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) and services that are normally provided by the principal accountant in connection with statutory and regulatory filings. These fees do not include reimbursements for travel or other out of pocket expenses. Tax services are provided by another accounting firm.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of fees paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the Audit Committee’s selection and appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2013. Proxies solicited by the Board will be so voted unless Shareholders specify in their proxies a contrary choice.

If the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2013 is not ratified, the matter will be referred to the Audit Committee for further review.

BOARD PROPOSAL NO. 5: ADVISORY, NON-BINDING, VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), signed into law during 2010, requires that companies must provide a shareholder vote, on a non-binding advisory basis, to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. This disclosure must include the Compensation Discussion and Analysis, the compensation tables and other related material concerning executive compensation, such as that included in this proxy statement. Accordingly, pursuant to Dodd-Frank and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing Shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation provided by the Company to its named executive officers through the following resolution:

“Resolved, that the Shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders.”

Future Advisory Votes on Executive Compensation

At the 2011 Annual Meeting of Shareholders, Shareholders were provided an additional advisory, non-binding, vote on the frequency at which shareholder advisory votes on executive compensation (like the one provided above) should be held. A majority of the votes cast at the 2011 Annual Meeting of Shareholders voted in favor of holding such votes on an annual basis, and the Company has determined to hold such votes on an annual basis until the next frequency vote, which is required to occur not less than every six years. Accordingly, the next Shareholder advisory vote to approve the Company’s compensation of its named executive officers will be held at the 2014 Annual Meeting of Shareholders.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the resolution. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies.

Dodd-Frank expressly provides that because this Shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board, nor shall such vote be construed to restrict or limit the ability of Shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by Shareholders and plans or arrangements not submitted to Shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Bank of the Ozarks, Inc. Stock Option Plan (1)	874,150	$22.54	602,050
• Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (2)	83,000	$17.73	—
• Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (3)	—	—	70,750
Equity compensation plans not approved by security holders	—	—	—

Total	957,150		672,800

(1)	The Company has an Employee Stock Option Plan which has issued, outstanding and unexercised options to purchase 874,150 shares of Common Stock; 74,300 of these options were exercised in early 2013. This plan has 602,050 authorized shares remaining available for issue as of December 31, 2012.
(2)	The Company has a Non-employee Director Stock Option Plan which has issued and unexercised options outstanding to purchase 83,000 shares of Common Stock; 8,000 of these options were exercised in early 2013. This plan has no specific limitation on the number of remaining authorized shares available for issue, but permits each director who is not otherwise an employee of the Company or any subsidiary, to receive options to purchase 1,000 shares of Common Stock following his or her election as a director of the Company at each annual meeting of Shareholders and up to 1,000 shares upon his or her election or appointment for the first time as a director of the Company. If the amendment and restatement of the Non-employee Director Stock Option Plan (Board Proposal No. 3) is approved at the Annual Meeting, the number of options to purchase shares of Common Stock granted to directors elected at the annual meeting of shareholders, and the maximum number of options to purchase shares of Common Stock that may be granted to directors elected or appointed for the first time as a director of the Company on a date other than an annual meeting date, will be increased from 1,000 to 2,000.
(3)	The Company has a Restricted Stock Plan approved by Shareholders on April 21, 2009. As of December 31, 2012, there were 295,250 shares of common stock issued as restricted stock, but not yet vested, and 70,750 shares of common stock remaining that can be issued as restricted stock or denominated as restricted stock units. If the amendment to the Restricted Stock Plan (Board Proposal No. 2) is approved at the Annual Meeting, the number of shares of the Company’s Common Stock authorized for issuance would increase by 400,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The only Shareholders known by the Company to own, directly or indirectly, as of February 19, 2013 more than five percent of Common Stock, are reflected in the following table. The table is based on information supplied by principal Shareholders and a review of information on file with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares
George G. Gleason P.O. Box 8811 Little Rock, Arkansas 72231-8811	Common Stock	3,404,735	9.6%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	Common Stock	2,170,640	6.3%

FMR LLC (3) 82 Devonshire Street Boston, MA 02109	Common Stock	3,463,033	10.0%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	1,953,847	5.6%

(1)	For information regarding the direct or indirect nature of Mr. Gleason’s beneficial ownership, see the footnotes to the table regarding Security Ownership of Management. With regard to the other Beneficial Owners, the stock ownership information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Beneficial Owner’s Schedule 13G/A.
(2)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 4, 2013 by BlackRock, Inc. based on share ownership as of December 31, 2012.
(3)	Based on information obtained from a Schedule 13G filed with the SEC on February 13, 2013 by FMR LLC based on share ownership as of December 31, 2012.
(4)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 7, 2013 by The Vanguard Group, Inc. based on share ownership as of December 31, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of February 19, 2013, unless otherwise noted, with respect to beneficial ownership of the Company’s common stock by each director, director nominee and executive officer of the Company named in the table captioned “Summary Compensation Table” and all directors and executive officers of the Company as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Class
George and Linda Gleason	3,404,735	(2)	9.6%
Mark Ross	513,764	(3)	1.5
Jean Arehart	16,236		*
Nicholas Brown	1,000		*
Richard Cisne	44,300		*
Robert East	81,300	(4)	*
Peter Kenny	—		—
Henry Mariani	64,000	(5)	*
Greg McKinney	20,890		*
Robert Proost	5,000		*
R. L. Qualls	21,200		*
John Reynolds	6,500		*
Kennith Smith	80,265	(6)	*
Dan Thomas	25,854		*
Tyler Vance	31,239		*
Sherece West-Scantlebury	1,028		*
All Directors and Executive Officers as a group (21 persons)	4,423,395		12.5

*	Less than one percent.
(1)	Includes beneficial ownership of common stock shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after December 31, 2012) are held by the directors and executive officers as a group in the amount of 156,000, and held by the named individuals in the amounts as follows: George Gleason (60,000); Linda Gleason (15,000); Jean Arehart (1,000); Nicholas Brown (1,000); Richard Cisne (17,000); Robert East (17,000); Henry Mariani (11,000); Robert Proost (3,000) R. L. Qualls (1,000); John Reynolds (1,000); Kennith Smith (7,000); Dan Thomas (4,000); Sherece West-Scantlebury (1,000); and other executive officers (17,000).
(2)	The amount includes (a) 893,113 shares, including 60,000 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 1,285,600 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 927,872 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 8,272 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 93,816 shares, including 15,000 shares subject to exercisable options, owned directly by Mrs. Gleason, (f) 106,000 shares issued under the Company’s 2009 Restricted Stock Plan, and (g) 90,062 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.
(3)	Includes (a) 85,952 shares owned directly by Mr. Ross, (b) 27,414 shares held in Mr. Ross’ account under the 401(k) Plan, (c) 290,400 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only, (d) 20,000 shares issued under the Company’s 2009 Restricted Stock Plan, and (e) 89,998 shares owned by Mr. Ross’ spouse.
(4)	Includes 700 shares held by Mr. East’s spouse.
(5)	Includes 1,000 shares held by Mr. Mariani’s spouse.
(6)	Includes 2,096 shares held by Mr. Smith’s spouse.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the philosophies and principles of the Company regarding its compensation program for executive officers, including its Chief Executive Officer, Chief Financial Officer and three other executive officers who were the most highly compensated in fiscal year 2012 (which are referred to as “named executive officers”). The following individuals were named executive officers for 2012.

George Gleason, Chairman and Chief Executive Officer

Greg McKinney, Chief Financial Officer and Chief Accounting Officer

Dan Thomas, Chief Lending Officer and President - RESG

Mark Ross, Vice Chairman and Chief Operating Officer

Tyler Vance, Chief Banking Officer

Objectives of Compensation Program

The Company’s goals and objectives with respect to its compensation program are to make decisions consistent with the long-term growth and performance objectives of the Company. The Company’s compensation program is designed to reward contributions toward the Company’s attainment of long-term growth and the achievement of the Company’s performance objectives. In 2012 the Company’s compensation program for the named executive officers and other executives was based upon the following principles and policies.

•

The Company is committed to providing a competitive pay program that is fair, non-discriminatory and forward-looking, and helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company’s compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

•

Non-equity incentive plan compensation is paid to certain personnel based on a mathematical formula of profit center or division profitability with consideration given to insuring that the amount and structure of such incentive compensation does not encourage employees to take unnecessary or excessive risks that could threaten the financial condition of the Company.

•	Discretionary bonuses may be used to reward employees during extraordinarily profitable years or for extraordinary personal efforts.

The Company has a policy of evaluating the performance of officers and other personnel through communication between supervisors and their employees on an on-going basis. Supervisors are expected to routinely and regularly communicate with employees under their supervision concerning such matters as job expectations and satisfaction or dissatisfaction with job performance. Employees share in the responsibility of maintaining an on-going dialogue with their supervisors. Performance issues discussed are documented when appropriate. Supervisors recommend compensation for such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company’s other officers and personnel and makes recommendations on their compensation levels to the Compensation Committee.

At the 2012 Annual Meeting of Shareholders, in a Shareholder advisory, non-binding, vote to approve executive compensation, in excess of 97% of the votes were cast “FOR” a resolution approving the Company’s executive compensation. Taking into consideration the Shareholder approval vote, the Compensation Committee did not substantially alter its process or change the Company’s compensation programs for executive compensation.

Setting Executive Compensation

Role of Executive Officers in Compensation Decisions. Mr. Gleason, the Chairman and Chief Executive Officer; Mr. Ross, the Vice Chairman and Chief Operating Officer; Mr. Vance, the Chief Banking Officer and the Executive Vice President-Human Resources (“EVP-HR”) meet annually with appropriate senior managers and officers to review the performance of each employee of the Company. The conclusions reached and recommendations based on these reviews, including salary adjustments and award amounts, if any, are presented to the Compensation Committee. Recommendations related to the compensation for the Chief Operating Officer, the

Chief Banking Officer, the Chief Financial Officer, the Chief Lending Officer and certain other executive officers are made by the Chief Executive Officer and are presented to the Compensation Committee for approval. The Compensation Committee may approve such recommendations or may exercise its discretion in modifying any recommended compensation, salary adjustments or awards.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation, any bonus compensation and equity-based plans. The Compensation Committee’s review and approval of compensation includes the total compensation, if any, potentially payable to the Chief Executive Officer and other senior executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control.

The Compensation Committee also reviews, with the Company’s EVP-HR, agreements and benefit plans of the Company made available to the senior executive officers and to other executive officers and key employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. The Compensation Committee concluded, after such review with the EVP-HR, that the arrangements, agreements and benefit plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Decisions regarding the compensation of the Chief Executive Officer are made by the Compensation Committee. In performing this function, the Compensation Committee reviews various measures of corporate performance including long-term growth in deposits, loans and assets, return on average assets, return on average common shareholders’ equity, net interest margin, efficiency ratio, net charge-off ratio, other measures of growth, earnings, asset quality and risk and other factors deemed appropriate, as well as other subjective and qualitative measures. During 2012, the Compensation Committee engaged an independent third-party compensation consultant to assist in its review and approval of the compensation arrangements of the CEO and certain other of the Company’s executive officers. The use of such consultant is discussed below under “Role of Consultants.”

The Compensation Committee could, at any time, recommend that the Board modify the Company’s compensation programs, including the mix of components of such programs, if it believes that doing so is appropriate to maintain a close alignment between the interests of management, employees and Shareholders.

Role of Consultants. During 2012 the Compensation Committee reviewed the complexity, profitability and relative performance metrics of the Company as well as the intangible value and performance of the Company’s management team. The goal of this review was to identify parameters by which to evaluate executive pay, ensuring that future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. In connection with this review, the Compensation Committee engaged Blanchard Consulting Group (Blanchard) to obtain competitive data based on the parameters identified by the Compensation Committee, to provide an independent review of the compensation of selected executive officers of the Bank and to advise the Committee on future executive pay considerations. Other than in its role as compensation consultant to the Compensation Committee, Blanchard performed no services to the Company during 2012 and had no conflict of interest with the Company or any member of its management.

The focus of Blanchard’s review was on the top five executive officers most likely to appear in the proxy statement. These positions were determined to be Chairman and CEO (George Gleason), Chief Lending Officer and President—Real Estate Specialties Group (Dan Thomas), Chief Operating Officer (Mark Ross), Chief Financial Officer and Chief Accounting Officer (Greg McKinney), and Chief Banking Officer (Tyler Vance). After identifying these executives, the Compensation Committee determined that the compensation of our CEO and Chief Lending Officer should be compared to the number one and number two executive positions listed in the proxy statements of a national peer group of high performing publicly traded banks because, due to the Bank’s high level of performance, Mr. Gleason and Mr. Thomas are the executives most likely to be recruited away from the Bank by other high performing national firms. The Compensation Committee also determined that the compensation of the remaining officers is best compared to a regional peer group of publicly traded banks because the banks within or near the Company’s trade area are the banks against whom the Company most directly competes for the specialized talents and experience possessed by Mr. Ross, Mr. McKinney and Mr. Vance, each of whom has a keen understanding of the banking markets in which the Company and the regional peer group banks compete.

In accordance with criteria established by the Compensation Committee, Blanchard developed a national peer group of twenty-one high performing banks with total assets as of the 2011 year-end between $2.5 billion and $12.0 billion and a three-year average net income greater than $40 million. The Compensation Committee chose these parameters with the goal of identifying banks of similar size and performance quality as the Bank because these are the banks that the Compensation Committee feels the Company most likely competes with for the talents of Mr. Gleason and Mr. Thomas. The 21 banks comprising this national peer group included the following:

Banc First Corporation (BANF)	Northwest Bancshares, Inc. (NWBI)
Capitol Federal Financial, Inc. (CFFN)	Old National Bancorp (ONB)
City Holding Company (CHCO)	Park National Corporation (PRK)
Community Bank System, Inc. (CBU)	Prosperity Bancshares, Inc. (PB)
CVB Financial Corp. (CVBF)	Republic Bancorp, Inc. (RBCAA)
F.N.B. Corporation (FNB)	Southside Bankshares, Inc. (SBSI)
First Interstate Banc System, Inc. (FIBK)	Texas Capital Bankshares, Inc. (TCBI)
First Financial Bancorp (FFBC)	Trustmark Corporation (TRMK)
First Financial Bankshares, Inc. (FFIN)	United Bankshares, Inc. (USBI)
International Bancshares Corp. (IBOC)	Westamerica Bancorporation (WABC)
NBT Bancorp Inc. (NBTB)

In accordance with criteria established by the Compensation Committee, Blanchard developed a regional peer group of twenty-one publicly traded banks located in Alabama, Arkansas, Florida, Georgia, Kansas, Kentucky, Louisiana, Missouri, Mississippi, North Carolina, Oklahoma, South Carolina, Tennessee, and Texas, the geographic area generally encompassing or near the Company’s trade area, with 2011 fiscal year-end assets between $2.3 billion and $10 billion. While the Compensation Committee believes the Bank is at risk from regional competitors of all sizes to recruit away the talents of Mr. Ross, Mr. McKinney and Mr. Vance, it desired a comparison group of similarly-sized banks to the Bank to allow a meaningful review of whether these executives’ compensation was competitive with comparable employees at the regional peer group banks. The 21 Banks comprising the regional peer group included the following:

Ameris Bancorp (ABCB)	Renasant Corporation (RNST)
BancFirst Corporation (BANF)	Republic Bancorp, Inc. (RBCAA)
Capital City Bank Group, Inc. (CCBG)	SCBT Financial Corporation (SCBT)
Community Trust Bancorp, Inc. (CTBI)	Simmons First National Corporation (SFNC)
Enterprise Financial Services Corp. (EFSC)	Southside Bancshares, Inc. (SBSI)
First Bancorp (FBNC)	Southwest Bancorp, Inc. (OKSB)
First Financial Bankshares, Inc. (FFIN)	State Bank Financial Corporation (STBZ)
Great Southern Bancorp, Inc. (GSBC)	Texas Capital Bancshares, Inc. (TCBI)
Home BancShares, Inc. (HOMB)	Trustmark Corporation (TRMK)
Pinnacle Financial Partners, Inc. (PNFP)	United Community Banks, Inc. (UCBI)
Prosperity Bancshares, Inc. (PB)

As part of their review, Blanchard compared and provided information regarding base salary, cash compensation, direct compensation, and total compensation of the Company’s executive officers as a percentile ranking within the respective peer groups. Blanchard provided information regarding annual incentive plan payouts as a percentage of salary for the peer group banks that paid incentives in 2011 and showed the average of payouts at various percentiles, and information regarding the payout opportunity levels. Information was provided on cash-based annual incentives as well as equity compensation and long-term incentives. The Blanchard review provided current trends and best practices regarding annual and long-term incentives as compared to recent regulations and guidelines. Finally, the Blanchard report examined the benefit programs and perquisites offered by the Company compared to the peer group and industry best practices.

The Compensation Committee used the Blanchard report, together with recommendations from management, in its review and determination of the compensation programs, salary adjustments and equity awards for the Company’s executive officers for the current year. The Compensation Committee’s conclusions were reached after subjective assessment of the various recommendations and the Blanchard report considered as a whole, and no specific benchmark or targets were used in the determination of such programs, adjustments and equity awards.

Executive Compensation Components for 2012

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives described above. For the year ended December 31, 2012, the principal components of compensation for the Company’s executive officers were:

•	base salary;

•	cash incentive plan compensation;

•	long-term equity incentive compensation in the form of stock options;

•	long-term equity incentive compensation in the form of restricted stock;

•	retirement and welfare benefits; and

•	other benefits and perquisites.

The Compensation Committee believes the components of the Company’s compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

Compensation Mix. In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation for Mr. Gleason, individually, and Messrs. McKinney, Thomas, Ross and Vance, as a group, based on compensation paid in fiscal year 2012.

Compensation Element	2012 Total Compensation Mix for Mr. Gleason	2012 Total Compensation Mix for Messrs. McKinney, Thomas, Ross and Vance
Base Salary	35.2%	56.9%
Bonuses	—	—
Long-Term Equity Incentive Compensation	49.9	41.6
Retirement and Welfare Benefits and Perquisites	14.9	1.5

In 2012 the Company’s compensation program consisted of the following:

Base Salary. Base salary levels for the named executive officers and other executive officers were subjectively determined with consideration given to the following factors: (1) individual performance contributions in accordance with the compensation philosophy of the Company, (2) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates and (3) the Company’s budgetary parameters established for the full year.

During 2012 base salaries paid to the Company’s nine executive officers as a group (including the Chief Executive Officer) increased 11.8%. The base salaries paid to the five named executive officers in 2012 increased 13.9%, slightly higher than the increases in base salaries for all nine executive officers as a group as a result of above average increases for Messrs. Gleason, Thomas and Vance as discussed below.

The table below discloses base salary for each named executive officer in years 2011 and 2012 and the percentage increase in their 2012 base salary from their 2011 base salary. The relatively larger increase in the base salary for Mr. Vance was based primarily on his promotion to Chief Banking Officer in 2011 with the accompanying increase in his responsibilities. The relatively larger increase in the base salary for Mr. Gleason was in recognition of the extraordinary performance of the Company and Mr. Gleason’s significant contributions in all areas of the Company’s business. The slightly above average increase for Mr. Thomas is primarily related to his sustained performance and leadership in driving the success of the Real Estate Specialties Group.

	Base Compensation Paid
Named Executive Officer	2011	2012	Percentage Increase
George Gleason	$1,062,500	$1,225,000	15.3%
Greg McKinney	290,000	315,000	8.6
Dan Thomas	908,090	1,025,000	12.9
Mark Ross	300,000	330,000	10.0
Tyler Vance	210,000	260,000	23.8

Cash Incentive Compensation. Cash incentive compensation consists of incentive compensation based on a mathematical formula of profit center or division profitability. Only certain personnel are eligible to receive incentive compensation. None of the five named executive officers participated in a cash incentive plan in 2012.

Equity Incentive Plans. The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan have the effect of more closely aligning the interests of management with the interests of Shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plan for stock splits.

In order to set grant amounts for stock options and restricted stock, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Banking Officer prepare recommendations, not based on any predetermined criteria or formula, to the Compensation Committee for the number of options and restricted shares to be issued to all officers of the Company (including themselves), and other Company personnel. The Compensation Committee determines to grant stock options and restricted stock considering this recommendation, results of the Blanchard report regarding equity grants for executive officers and the subjective analysis of a number of factors, including, among others, the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance.

Based upon the foregoing factors, in November 2012, the Compensation Committee granted options to purchase a total of 257,550 shares of Common Stock to officers and employees at an exercise price per share of $31.86. All options were issued under the Company’s Employee Stock Option Plan at an exercise price equal to the fair market value of the shares of common stock on the date of grant, determined as the average of the highest reported asked price and the lowest reported bid price for the shares, as quoted on the NASDAQ Global Select Market on the day of issuance. All employee stock options issued in 2012 vest 100% three years after issuance, assuming continuous employment by the eligible employee during this period, and expire seven years after issuance unless sooner terminated in accordance with the terms of the Employee Stock Option Plan.

In November 2012 the Compensation Committee granted 128,150 restricted shares of stock to 44 officers and employees (including a total of 87,000 shares to the Company’s nine executive officers). These restricted shares vest 100% three years after issuance, assuming continuous employment by the officer during this period.

For the number of options and restricted shares granted to each named executive officer in 2012, refer to the table entitled “Grants of Plan-Based Awards in Fiscal Year 2012” on page 30 of this proxy statement.

The Compensation Committee will consider making an award of stock options and restricted shares to existing officers and personnel or to prospective officers and personnel in the future as circumstances warrant.

Retirement and Welfare Benefits. The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Code. During 2012 and prior years, the 401(k) Plan permitted most employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company matched contributions in 2012 up to one-half of the first 6% of compensation deferred by the participant under the 401(k) Plan, subject to certain limitations, with a maximum annual matching contribution of $8,500 per participant. These matching contributions are made in cash and may be adjusted from time to time by the Company. The 401(k) Plan was amended in 1999 to include Common Stock as one of its investment alternatives. Effective January 1, 2005 and going forward, certain “key employees” of the Company [as defined by Code Section 416(i)(1)], were excluded from further salary deferrals under the 401(k) Plan in order for the 401(k) Plan to remain in compliance with the “top heavy” rules in Code Section 416. For the year 2012, all of the executive officers, among others designated by the Board as “key employees,” were excluded from salary deferrals to the 401(k) Plan.

On August 21, 2012, the Board of Directors of the Company approved an amendment to the Company’s 401(k) Plan whereby the Plan was amended (i) to make it a Safe-Harbor Cost or Deferral Arrangement (“Safe Harbor CODA”) and (ii) to make certain technical corrections to the 401(k) Plan document. As a result of these amendments, (i) certain key employees, including each of the Company’s named executive officers, are eligible to make salary deferrals into the 401(k) Plan effective January 1, 2013, (ii) the 401(k) Plan is not subject to any provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) or the Average Contribution Percentage test described in Code Section 401(m)(2), (iii) the basic matching contribution equals (a) 100% of the amount of the employee’s deferrals that do not exceed 3% of the employee’s compensation for the year plus (b) 50% of the amount of the employee’s elective deferrals that exceed 3% but do not exceed 5% of the employees compensation for the year, and (iv) all employer matching contributions made under the provisions of the Safe-harbor CODA are non-forfeitable.

During 2004, the Compensation Committee recommended, and the Board approved, an unfunded deferred compensation plan for certain key employees who were excluded from further salary deferrals under the 401(k) Plan on or after January 1, 2005. Under the Deferred Compensation Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation is distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. The Company makes a contribution to each participant’s account, limited by the Board, of up to one-half of the first 6% of compensation deferred by the participant under the Deferred Compensation Plan, subject to certain limitations. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. In 2012 total matching contributions on behalf of eight of the nine executive officers participating were $60,238, which represented an average of 1.32% of the eligible executive officers’ 2012 W-2 compensation excluding any amounts realized on exercise of stock options or vesting of restricted stock. In conjunction with the 2012 amendment to the 401(k) Plan described above, the Company contribution to the Deferred Compensation Plan has been eliminated, effective January 1, 2013.

Refer to the Nonqualified Deferred Compensation Table on page 32 for information about contributions, earnings, withdrawals and distributions relating to the Company’s deferred compensation plan as it pertains to the named executive officers in fiscal year 2012.

Other Benefits and Perquisites. The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances, personal use of corporate aircraft or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table on page 29 and the notes thereto.

Chairman and Chief Executive Officer Compensation

The Compensation Committee has reviewed Mr. Gleason’s compensation package in the context of Mr. Gleason’s historical compensation levels, his contribution to the Company, including individual merit and performance, his significant responsibilities, including assigned duties, relative compensation of comparable positions within the industry and the Blanchard report. Based upon this review the Compensation Committee believes the level of Mr. Gleason’s compensation for 2012 was appropriate.

In addition to his base salary and bonus, during 2012 Mr. Gleason received other compensation which consisted of (i) an automobile allowance of $8,400, (ii) matching contributions of $8,500 under the Company’s Deferred Compensation Plan which were determined on a basis consistent with all other participating employees, (iii) 42,000 shares of restricted stock vesting three years after issuance, (iv) options to purchase 42,000 shares of the Common Stock at an exercise price of $31.86 per share vesting three years after issuance, (v) accruals of $146,747 by the Company to recognize benefits to Mr. Gleason under a Supplemental Executive Retirement Plan (the “SERP”) discussed in more detail below, (vi) payments of $340,963 to Mr. Gleason under an Executive Life Insurance Agreement discussed in more detail below, (vii) certain non-cash taxable benefits of $11,064 to Mr. Gleason related to the increase in cash surrender value of three life insurance policies of bank owned life insurance discussed in more detail below, and (viii) payment of $2,445 of payroll taxes related to certain of these benefits.

The Bank leases two corporate aircraft from BOTO, LLC, a 100%-owned subsidiary. In compliance with Federal Aviation Authority regulations and as approved by the Board, Mr. Gleason is permitted to use the aircraft for personal travel. In 2012, Mr. Gleason reimbursed the Bank for his personal use of the aircraft at an hourly rate based on flight hours. The hourly rate is an estimate of the costs of operating, maintaining and servicing the aircraft. In 2012, Mr. Gleason used the aircraft 38.2 flight hours for personal travel, for which he reimbursed the Bank $90,637. Effective January 1, 2013 personal use of corporate aircraft for Mr. Gleason and certain other Company executives will be treated as compensation with no reimbursement required by the executive.

In 2010, the Compensation Committee approved and adopted certain benefit agreements and plans for Mr. Gleason. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company; provide incentives for Mr. Gleason to continue his employment with the leadership of the Company over the next 11 years; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect shareholders from adverse market price fluctuations in the Company’s common stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of the estate to liquidate Company common stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time.

The agreements and plans include the following:

(1)	A Supplemental Executive Retirement Plan (the “SERP”) for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,196.67 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the SERP’s contemplated retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a retirement at age 70, will be fully accrued by the Company at such retirement date. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

(2)	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for deferred compensation and income tax withholding with respect to such annual payments; and

(3)	The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason to (i) pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate (i) substantial tax-exempt BOLI income to the Company on Mr. Gleason’s death, (ii) a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, and (iii) an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Section 162(m)

Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance based pay. In 2012, the Company did not limit its compensation to certain covered executives to the $1.0 million deduction limit, although the Company was not able to claim a deduction for such excess payments. The Company believes that amounts paid in excess of $1.0 million, including amounts attributable to performance based pay, and the cost of the lost tax deduction, were justifiable in order for the Company to remain competitive with peer financial institutions.

Post-Employment Compensation

Except as described above and in the following paragraph, the Company’s employment arrangements with Mr. Gleason provide for no termination or post-employment compensation to be paid nor for compensation to be paid to Mr. Gleason in the event of a change in control of the Company.

Under both the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan, all outstanding and unexercised options or restricted stock, whether or not previously vested, including the equity awards in favor of Mr. Gleason and the other named executive officers reflected in the table captioned “Outstanding Equity Awards at 2012 Fiscal Year End” on page 31 of this proxy statement, will be accelerated and become fully vested and exercisable upon the occurrence of a “change in control” under the Employee Stock Option Plan or the 2009 Restricted Stock Plan. A “change in control,” as defined in the option agreements issued under the Employee Stock Option Plan, includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the combined voting securities of the resulting or successor company; (ii) the election to the board of directors within any two consecutive years of persons who did not represent a majority of the directors at the beginning of the two year period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person as of the effective date of the Employee Stock Option Plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control. The 2009 Restricted Stock Plan contains identical triggering provisions as the Employee Stock Option Plan except that the 2009 Restricted Stock Plan expands and updates the trigger in the Employee Stock Option Plan described in clause (iii) above, to include the acquisition by any person, entity or group acting in concert, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controls 10% or more of the voting securities of the Company as of the effective date of the 2009 Restricted Stock Plan).

Except as described above the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Summary Compensation Table

The following table sets forth the total compensation awarded, earned by or paid during the year ended December 31, 2012 to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compensation		Total
George Gleason, Chairman and Chief Executive Officer	2012 2011 2010	$1,225,000 1,062,500 893,404	$	— 70,501 63,603	$1,337,910 757,920 602,720	$402,360 233,920 180,800	$	— — —	$	— — —	$518,119 514,383 455,996	(4)	$3,483,389 2,639,224 2,196,523
Greg McKinney, Chief Financial Officer and Chief Accounting Officer	2012 2011 2010	315,000 290,000 263,846		— 39,601 37,281	254,840 165,795 60,272	76,640 51,170 18,080		— — —		— — —	8,623 8,370 8,370	(5)	655,103 554,936 387,849
Dan Thomas, Chief Lending Officer and President – RESG	2012 2011 2010	1,025,000 908,090 800,088		— 36,601 33,881	318,550 165,795 60,272	95,800 51,170 18,080		— — —		— — —	8,623 8,370 8,370	(6)	1,447,973 1,170,026 920,691
Mark Ross, Vice Chairman and Chief Operating Officer	2012 2011 2010	330,000 300,000 284,425		— 40,000 39,188	254,840 165,795 94,175	76,640 51,170 28,250		— — —		— — —	24,531 24,069 23,397	(7)	686,011 581,034 469,435
Tyler Vance, Chief Banking Officer	2012 2011 2010	260,000 210,000 173,462		— 36,401 33,533	254,840 165,795 60,272	76,640 51,170 18,080		— — —		— — —	7,913 7,682 6,030	(8)	599,393 471,048 291,377

(1)	Restricted stock awards are valued in this table at the aggregate grant date fair market value as defined in the Company’s 2009 Restricted Stock Plan. Such fair market value is defined as the average of the highest reported asked price and the lowest reported bid price on the relevant date. Such average price for the restricted stock awards for the 2012 issuance was $31.86 per share. See Note 14 of the consolidated financial statements in the Company’s Annual Report to Stockholders for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.
(2)	Option awards are based on the grant date fair values and are calculated utilizing the provisions of Accounting Standards Codification 718 “Compensation – Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report to Stockholders for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.
(3)	The Company’s nonqualified deferred compensation plan provides no above market or preferential earnings on deferred compensation.
(4)	Includes an automobile allowance of $8,400, matching contributions of $8,500 to the Company’s nonqualified deferred compensation plan, accrual of $146,747 for a SERP, $340,963 payment under an Executive Life Insurance Agreement (which includes a tax gross-up of $124,281), $11,064 non-cash taxable benefit related to the increase in cash surrender value of bank owned life insurance and $2,445 payment of payroll taxes related to some of these benefits. See pages 26 and 27 for a detailed discussion of these benefits.
(5)	Includes matching contributions of $8,500 to the Company’s nonqualified deferred compensation plan and payment of $123 of payroll taxes on this match.
(6)	Includes matching contributions of $8,500 to the Company’s nonqualified deferred compensation plan and payment of $123 of payroll taxes on this match.
(7)	Includes an automobile allowance of $8,400, matching contributions of $8,500 to the Company’s nonqualified deferred compensation plan, a country club membership of $7,508 and payment of $123 of payroll taxes related to the deferred compensation plan.
(8)	Includes matching contributions of $7,800 to the Company’s nonqualified deferred compensation plan and payment of $113 of payroll taxes on this match.

Grants of Plan-Based Awards in Fiscal Year 2012

All grants of options to employees are made under the Bank of the Ozarks, Inc. Employee Stock Option Plan and all grants of restricted stock to employees are made under the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan. The following table sets forth information concerning options and restricted stock granted in the last fiscal year with respect to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units ( #)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH) (2)	Grant Date Closing Market Price	Grant Date Fair Value of Stock and Option Awards (3) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George Gleason	11/05/12	—	—	—	—	—	—	42,000				$1,337,910
	11/05/12	—	—	—	—	—	—		42,000	$31.86	$32.05	402,360
Greg McKinney	11/05/12	—	—	—	—	—	—	8,000				254,840
	11/05/12	—	—	—	—	—	—		8,000	31.86	32.05	76,640
Dan Thomas	11/05/12	—	—	—	—	—	—	10,000				318,550
	11/05/12	—	—	—	—	—	—		10,000	31.86	32.05	95,800
Mark Ross	11/05/12	—	—	—	—	—	—	8,000				254,840
	11/05/12	—	—	—	—	—	—		8,000	31.86	32.05	76,640
Tyler Vance	11/05/12	—	—	—	—	—	—	8,000				254,840
	11/05/12	—	—	—	—	—	—		8,000	31.86	32.05	76,640

(1)	These restricted shares vest 100% three years after issuance, assuming continuous employment by the officer during this period.
(2)	The exercise price of option awards are determined pursuant to the Company’s Employee Stock Option Plan as amended and last approved by Shareholders on April 17, 2007. The Stock Option Plan defines fair market value per share to be determined on the basis of the average of the highest reported asked price and the lowest reported bid price on the grant date. This resulted in a price slightly lower than the closing price on the grant date for 2012.
(3)	Grant date fair value of $9.58 per share calculated utilizing the provisions of ASC 718 “Compensation-Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report to stockholders for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying Common Stock at such date in the future when the option is exercised.
(4)	Restricted stock awards are valued in this table at the aggregate grant date fair market value as defined in the Company’s 2009 Restricted Stock Plan. Such fair market value is defined as the average of the highest reported asked price and the lowest reported bid price on the relevant date. Such average price for the restricted stock awards for the 2012 issuance was $31.86 per share.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth information as of December 31, 2012 on all outstanding equity awards previously awarded to the named executive officers (as adjusted for the Company’s stock split that occurred on August 16, 2011).

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George Gleason								32,000	(8)	$1,071,040	—	—
								32,000	(9)	1,071,040	—	—
								42,000	(10)	1,405,740	—	—
	30,000			—	$16.028	10/17/13	(5)	—		—	—	—
	30,000			—	15.52	10/16/14		—		—	—	—
	30,000			—	13.535	9/16/15		—		—	—	—
		32,000	(1)	—	18.835	10/19/17		—		—	—	—
		32,000	(2)	—	23.685	10/18/18		—		—	—	—
		42,000	(3)	—	31.855	11/05/19		—		—	—	—
Greg McKinney								3,200	(8)	107,104	—	—
								7,000	(9)	234,290	—	—
								8,000	(10)	267,760	—	—
	4,600			—	15.52	10/16/14	(6)	—		—	—	—
	5,000			—	13.535	9/16/15	(7)	—		—	—	—
		3,200	(1)	—	18.835	10/19/17		—		—	—	—
		7,000	(2)	—	23.685	10/18/18		—		—	—	—
		8,000	(3)	—	31.855	11/05/19		—		—	—	—
Dan Thomas								3,200	(8)	107,104	—	—
								7,000	(9)	234,290	—	—
								10,000	(10)	334,700	—	—
	4,000			—	13.535	9/16/15		—		—	—	—
		3,200	(1)	—	18.835	10/19/17		—		—	—	—
		7,000	(2)	—	23.685	10/18/18		—		—	—	—
		10,000	(3)	—	31.855	11/05/19		—		—	—	—
Mark Ross								5,000	(8)	167,350	—	—
								7,000	(9)	234,290	—	—
								8,000	(10)	267,760	—	—
		5,000	(1)	—	18.835	10/19/17		—		—	—	—
		7,000	(2)	—	23.685	10/18/18		—		—	—	—
		8,000	(3)	—	31.855	11/05/19		—		—	—	—
Tyler Vance								3,200	(8)	107,104	—	—
								7,000	(9)	234,290	—	—
								8,000	(10)	267,760	—	—
		3,200	(1)	—	18.835	10/19/17		—		—	—	—
		7,000	(2)	—	23.685	10/18/18		—		—	—	—
		8,000	(3)	—	31.855	11/05/19		—		—	—	—

(1)	Granted October 19, 2010, and assuming continued employment, exercisable on October 19, 2013.
(2)	Granted October 18, 2011, and assuming continued employment, exercisable on October 18, 2014.
(3)	Granted November 5, 2012, and assuming continued employment, exercisable on November 5, 2015.
(4)	Market value of restricted stock is based on the December 31, 2012 closing price of $33.47 for the Company’s common stock.
(5)	30,000 options with an expiration date of October 17, 2013 were exercised during early 2013.
(6)	4,600 options with an expiration date of October 16, 2014 were exercised during early 2013.
(7)	5,000 options with an expiration date of September 16, 2015 were exercised during early 2013.
(8)	Granted October 19, 2010, and assuming continued employment, vests on October 19, 2013.
(9)	Granted October 18, 2011, and assuming continued employment, vests on October 18, 2014.
(10)	Granted November 5, 2012, and assuming continued employment, vests on November 5, 2015.

Option Exercises and Stock Vested in 2012 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards vested for the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Gleason	70,000	$2,070,298	20,000	$653,800
Greg McKinney	4,600	158,010	1,600	52,304
Dan Thomas	6,600	209,770	1,400	45,766
Mark Ross	—	—	3,200	104,608
Tyler Vance	6,000	206,100	1,600	52,304

Pension Benefits

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,196.67 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company at such retirement date. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70. The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.17% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	34 years	393,961	—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See page 27 of this proxy statement for additional information about the SERP.

Nonqualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan. See page 26 of this proxy statement for a description of this plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	$91,558	$8,500	$63,840	—	$618,415
Greg McKinney	45,346	8,500	40,434	—	335,545
Dan Thomas	49,231	8,500	44,598	—	410,184
Mark Ross	65,077	8,500	37,125	—	564,012
Tyler Vance	19,530	7,800	5,579	—	59,666
(1)	Amount of contribution is included as other compensation in the Summary Compensation Table.
(2)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Gleason – $407,826; Mr. McKinney – $228,974; Mr. Thomas – none; Mr. Ross – $401,489; and Mr. Vance – $27,764. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and such discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

The Company has intentionally structured its compensation plans so that it does not rely on the use of short-term incentive compensation as a primary driver of senior executive officer (“SEO” or “named executive officer”) compensation. The Company believes that its SEO compensation plans have features which discourage the taking of unnecessary and excessive risks. During 2012, the Company granted a larger portion of the SEOs compensation in the form of stock options and restricted stock awards having three-year vesting periods, which we believe fosters an emphasis on long-term value creation. In addition, during 2012 we engaged an independent third-party compensation consultant to obtain data from which to evaluate executive pay and to ensure that current and future compensation arrangements for select executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture.

The majority of the Company’s non-executive officers and employees are paid primarily on the basis of a salary. Where Company employees participate in compensation plans which offer variable compensation opportunities, individual awards are based on business unit results or individual performance metrics, neither of which has been predetermined. A detailed review of performance, including any activities that might present a risk to the Company, is conducted before such compensation is awarded.

We note that the Company also maintains a system of internal controls which are designed, among other things, to assist in detecting and preventing manipulation of the financial statements. One of the components of the Company’s internal control system is our Committee’s review, evaluation and approval of the Company’s compensation plans, policies and programs, our review and approval of compensation for the Company’s directors, and our review and approval of all salaries, bonuses, other compensation and incentive plans for officers and employees.

In addition, as part of the Company’s evaluation of risk, at the request of the Committee, the Company’s Executive Vice President-Human Resources presented an evaluation of the Company’s employee compensation plans together with his determination that none of the Company’s compensation plans encourage the taking of unnecessary and excessive risks. It was also determined that none of the Company’s compensation plans encourage the manipulation of reported earnings to enhance the compensation of employees. In addition to receiving this evaluation and conclusions regarding the Company’s compensation arrangements, the Committee also reviewed the Company’s incentive and other compensation arrangements and reached similar conclusions.

The Committee expects to continue to monitor and periodically evaluate the Company’s compensation arrangements, agreements and benefit plans, as part of the Company’s oversight of risk management for the organization.

Personnel and Compensation Committee of the Board of Directors
R. L. Qualls, Chairman
Nicholas Brown
John Reynolds
Kennith Smith

DIRECTOR COMPENSATION

In 2012 non-employee directors were paid fees of $5,000 per meeting for attendance at regular board meetings held at the Company’s headquarters, $12,500 for a two and a half day board meeting held at various locations in Northwest Arkansas, and $1,000 for attendance at special board meetings. A fee of $500 per meeting was paid for all regular or special committee meetings attended. Employee directors are not paid any fees for their service on the Board or committees.

Additionally, the Company has a Non-Employee Director Stock Option Plan. Under this plan each non-employee director receives an initial grant of an option to purchase up to 1,000 shares of Common Stock upon his or her initial election as a director, and an option to purchase 1,000 shares of Common Stock following his or her re-election as a director at each annual meeting of Shareholders. Effective April 18, 2012 the Company granted options to each of its non-employee directors to purchase 1,000 shares of Common Stock at an exercise price of $30.36 per share. All options granted to non-employee directors became exercisable in full upon grant and expire 10 years after issue.

The following table sets forth compensation information for 2012 with respect to non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jean Arehart	$56,000	—	$9,520	—	—	—	$65,520
Richard Cisne	36,500	—	9,520	—	—	—	46,020
Nicholas Brown	25,000	—	9,520	—	—	—	34,520
Robert East	39,500	—	9,520	—	—	—	49,020
Linda Gleason	54,500	—	9,520	—	—	—	64,020
Henry Mariani	43,500	—	9,520	—	—	—	53,020
Robert Proost	30,500	—	9,520	—	—	—	40,020
R. L. Qualls	62,500	—	9,520	—	—	—	72,020
John Reynolds	25,500	—	9,520	—	—	—	35,020
Kennith Smith	60,000	—	9,520	—	—	—	69,520
Sherece West-Scantlebury	24,500	—	9,520	—	—	—	34,020

(1)	Amounts calculated utilizing the aggregate grant date fair value of $9.52 per share for the option award made during the year. See Note 14 of the consolidated financial statements in the Company’s Annual Report to Stockholders for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. At December 31, 2012 each non-employee director had options outstanding to purchase the following number of shares of Common Stock: Jean Arehart – 1,000; Nicholas Brown – 1,000; Richard Cisne – 17,000; Robert East – 21,000, of which 4,000 were exercised in February 2013; Linda Gleason – 17,000, of which 2,000 were exercised in February 2013; Henry Mariani – 11,000; Robert Proost – 3,000; R. L. Qualls – 1,000; John Reynolds – 1,000; Kennith Smith – 9,000, of which 2,000 were exercised in January 2013 and Sherece West-Scantlebury – 1,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012 the Compensation Committee consisted of Messrs. Qualls, as Chairman, Brown, Reynolds and Smith. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on February 17, 2012. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Henry Mariani, Chairman
Richard Cisne
Robert East
Robert Proost

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the following responsibilities, among others:

(i) the review and approval of any transaction between the Company and any officer, director or affiliate of the Company that would be required under rules and regulations of the SEC to be disclosed in the Company’s annual proxy statement (a “Related Party Transaction”). The Governance Committee’s review of each Related Party Transaction shall include an analysis of whether the terms of the transaction are fair to the Company;

(ii) the annual review of the terms and fairness of each Related Party Transaction; and

(iii) the periodic report of the Governance Committee’s findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that its Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

Director Robert East is the managing partner of Advanced Cabling Systems LLC, a limited liability company that has performed wiring and cabling installation for some of the Company’s facilities. The Company paid Advanced Cabling Systems LLC $25,444 in 2012, $40,166 in 2011, and $68,481 in 2010 for such installation contracts. The amounts paid to Advanced Cabling Systems LLC were less than 5% of its gross revenues in each of 2012, 2011 and 2010. See Note 16 of the consolidated financial statements in the Company’s Annual Report to Stockholders for the year ended December 31, 2012.

The Company, through its ownership of the Bank, has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan transactions with such officers and directors, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of the Company not related to the lender, and have not included more than the normal risk of collectability associated with the Company’s other banking transactions or other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year its directors and executive officers have complied with all applicable filing requirements.

SHAREHOLDER PROPOSALS

Shareholders who intend to present proposals at the 2014 Annual Meeting of Shareholders and desire to have those proposals included in the Company’s proxy statement and form of proxy for such meeting must ensure that those proposals are received by the Corporate Secretary of the Company on or before November 8, 2013. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule) to be eligible for inclusion in the proxy statement for the 2014 Annual Meeting of Shareholders.

In addition, the Company’s Bylaws contain an advance notice provision which provides that other than business placed on the agenda by the Board of Directors, no business shall be deemed to have been properly brought before the annual meeting unless a written proposal for the consideration of such business shall have been delivered to the Secretary of the Company not less than 120 days before the date of the Company’s proxy statement released to Shareholders in connection with the previous year’s annual meeting, and such proposal otherwise meets the requirements of Rule 14a-8 of Rule 14A adopted by the Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereunder adopted by the Commission and relating to the submission of proposals by Shareholders for consideration at the annual meeting of Shareholders. Accordingly, in order to comply with the advance notice provisions in the Company’s Bylaws, a shareholder must deliver written notice of the proposal to the Secretary of the Company no later than November 8, 2013.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, including the related financial statements. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted “householding,” a procedure under which shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or write to Investor Relations, Bank of the Ozarks, P.O. Box 8811, Little Rock, Arkansas 72231. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the Shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

March 8, 2013

APPENDIX A

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK PLAN

TABLE OF CONTENTS

ARTICLE I
ESTABLISHMENT AND PURPOSE

Section 1.1.	Establishment
Section 1.2.	Purpose

ARTICLE II
DEFINITIONS

Section 2.1.	Definitions

ARTICLE III
ADMINISTRATION

Section 3.1.	General
Section 3.2.	Committee Meetings
Section 3.3.	Powers of the Committee
Section 3.4.	Grants to Committee Members
Section 3.5.	Committee Decisions and Determinations

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

Section 4.1.	Eligibility
Section 4.2.	Participation

ARTICLE V
SHARES SUBJECT TO PLAN

Section 5.1.	Available Shares
Section 5.2.	Previously Granted Shares
Section 5.3.	Adjustments
Section 5.4.	Code Section 409A Limitation

ARTICLE VI
GRANTS IN GENERAL

Section 6.1.	Agreement
Section 6.2.	Time of Granting of an Award
Section 6.3.	Term and Nontransferability of Grants
Section 6.4.	Termination of Services
Section 6.5.	Participation

ARTICLE VII
RESTRICTED STOCK

Section 7.1.	General
Section 7.2.	Delivery
Section 7.3.	Shareholder Rights
Section 7.4.	Price
Section 7.5.	Section 83(b) Election

ARTICLE VIII
RESTRICTED STOCK UNITS

Section 8.1.	General
Section 8.2.	Rights

ARTICLE IX

MISCELLANEOUS

Section 9.1.	Effect of a Change in Control
Section 9.2.	Rights as a Shareholder
Section 9.3.	Modification, Extension and Renewal of Grants
Section 9.4.	Term of Plan
Section 9.5.	Amendment or Termination of the Plan
Section 9.6.	Tax Withholding
Section 9.7.	Notices
Section 9.8.	Rights to Employment or Other Service
Section 9.9.	Exculpation and Indemnification
Section 9.10.	No Fund Created
Section 9.11.	Additional Arrangements
Section 9.12.	TARP Laws
Section 9.13.	Captions
Section 9.14.	Governing Law
Section 9.15.	Execution

BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Bank of the Ozarks, Inc. (the “Company”) hereby establishes the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (the “Plan”) effective April 21, 2009, subject to approval by the shareholders of the Company on that date.

Section 1.2. Purpose. The Plan is intended to provide incentive to key employees and officers of the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value. The Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications. In furtherance thereof, the Plan permits incentives to key employees and officers of the Company.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. The following terms have the following meanings when used herein, unless the context clearly indicates otherwise.

(a) “Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, unless otherwise provided in a Participant’s Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or a Subsidiary, (iii) the commission of a felony, a crime of moral turpitude or any crime involving the Company or a Subsidiary, (iv) fraud, misappropriation, dishonesty or embezzlement, (v) incompetence or a material breach of the Participant’s employment agreement (if any) with the Company or a Subsidiary, (other than a termination of employment by the Participant), or (vi) any unlawful act detrimental to the Company or a Subsidiary, all as determined in the sole discretion of the Committee.

(d) “Change in Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change in control.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

(f) “Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(g) “Common Stock” means the Company’s Common Stock, par value $0.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

(h) “Company” means Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(i) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(j) “Effective Date” means April 21, 2009; provided, however, no Common Stock may be issued unless the Plan is approved by a vote of the holders of a majority of the outstanding shares of Common Stock at a meeting of the shareholders of the Company held on or within 12 months after the Effective Date.

(k) “Eligible Persons” means Employees and officers of the Company or a Subsidiary. The Committee will determine the eligibility of Employees and officers based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company or a Subsidiary of such individual’s accomplishments and potential contribution to the success of the Company or a Subsidiary.

(l) “Employee” means an individual, including an officer of the Company, who is employed as a common-law employee of the Company or a Subsidiary. An “Employee” shall not include any person classified by the Company or a Subsidiary as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body.

(m) “Fair Market Value” for any given date means the reasonable value of the Common Stock as determined by the Board, in its sole discretion. If the Common Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(n) “Grant” means an award of Restricted Stock or a Restricted Stock Unit, to an Eligible Person.

(o) “Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

(p) “Plan” means the Company’s 2009 Restricted Stock Plan, as set forth herein, and as the same may from time to time be amended.

(q) “Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article VII.

(r) “Restricted Stock Unit” means a right granted to a Participant under Article VIII.

(s) “Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

(t) “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Code Section 424(f).

(u) “Termination of Service” means the time when the employee-employer relationship or directorship or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company or a Subsidiary is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, Disability, death or retirement; provided, however, Termination of Service shall not include: (i) a termination where there is a simultaneous reemployment of the Participant by the Company or a Subsidiary or other continuation of service (sufficient to constitute service as an Eligible Person), or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee). The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service.

ARTICLE III

ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee, subject to Board approval in instances where the Board by resolution determines to require such approval.

Section 3.2. Committee Meetings. The Committee shall meet from time to time as determined by its chairman or by resolution adopted in writing by a majority of the members of the Committee or by a majority of the members of the Committee present at any meeting at which a quorum is present. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

Section 3.3. Powers of the Committee. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility in awarding Grants, the Committee shall have the power:

(a) to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

(b) to construe and interpret the Plan and Grants thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Agreement or in any related agreements in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) to amend any outstanding Grant and to accelerate or extend the vesting or exercisability of any Grant, all subject to Section 9.3, and to waive conditions or restrictions on any Grants, all to the extent it shall deem appropriate; provided that any acceleration of the vesting or exercisability of any Grant, other than in connection with a Change in Control, Disability or death of a Participant, shall occur only upon the approval of such acceleration of vesting or exercisability by the holders of the Common Stock of the Company;

(d) to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

(e) to determine whether, and to what extent and under what circumstances, Grants may be settled in cash, Common Stock, other property or a combination of the foregoing;

(f) to appoint agents as the Committee deems necessary or desirable to administer the Plan;

(g) to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

(h) to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, (i) the Committee shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

(i) generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

Section 3.4. Grants to Committee Members. Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee.

Section 3.5. Committee Decisions and Determinations. Any determination made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary. All decisions made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company, a Subsidiary, Participants and Successors of the Participants. Any determination by the Committee or Board shall not be subject to de novo review if challenged in any court or legal forum.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Any Eligible Person may receive Grants under the Plan.

Section 4.2. Participation. Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3. To receive a Grant an Eligible Person must enter into an Agreement evidencing the Grant.

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1. Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Four Hundred Thousand (400,000) shares.

Section 5.2. Previously Granted Shares. Subject to Sections 5.1 and 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants. In its discretion, the Committee may include as available for distribution all of the following:

(a) Common Stock subject to a Grant that has been forfeited;

(b) Common Stock under a Grant that otherwise terminates, fails to vest, expires or lapses in whole or in part without issuance of Common Stock being made to a Participant; and

(c) Common Stock subject to any Grant that settles in cash or a form other than Common Stock.

Section 5.3. Adjustments. In the event that the outstanding shares of Common Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, or in the event that there should be any other stock splits, stock dividends or other relevant changes in capitalization occurring after the effective date of this Plan:

(a) The aggregate number and kind of shares that may be issued under this Plan may be adjusted appropriately; and

(b) Rights under outstanding Grants made to Eligible Persons hereunder, both as to the number of subject shares and the Exercise Price, may be adjusted appropriately.

Notwithstanding anything herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with applicable rules of the Code and Section 9.12.

The foregoing adjustments and the manner of application of the foregoing provisions to Grants shall be determined solely by the Committee on a case-by-case basis, applied to similarly situated groups or in any other manner as it deems in its sole discretion. Any adjustment hereunder may provide for the elimination of fractional share interests.

Section 5.4. Code Section 409A Limitation. Any adjustment made pursuant to Section 5.3 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any adjustments made pursuant to Section 5.3 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

ARTICLE VI

GRANTS IN GENERAL

Section 6.1. Agreement. Each Grant hereunder shall be evidenced by an Agreement as of the date of the Grant and executed by the Company and the Eligible Person. Each Agreement shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan. The Agreement shall state the number of shares of Common Stock to which the Grant pertains and may provide for adjustment in accordance with Section 5.3. As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

Section 6.2. Time of Granting of an Award. The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board. Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

Section 6.3. Term and Nontransferability of Grants. No Grant is assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) is in no event a transfer for value, and (iii) is otherwise appropriate and desirable.

Section 6.4. Termination of Services. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Grants shall be governed by the following provisions:

(a) Termination of Service, Except by Death or Disability. In the event of a Participant’s Termination of Service for any reason other than the Participant’s death or Disability, the Participant’s Grant shall be forfeited upon the Participant’s Termination of Service.

(b) Death or Disability of Participant. Grants shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death or Disability, subject to Section 9.12 and the limitations imposed under applicable laws.

Section 6.5. Participation. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all. There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

ARTICLE VII

RESTRICTED STOCK

Section 7.1. General. The Committee has authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture in accordance with applicable laws and any other terms and conditions of such Grants.

Section 7.2. Delivery. The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

Section 7.3. Shareholder Rights. Unless the Committee specifies otherwise in the Restricted Stock Agreement, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, subject to Section 6.3. If any dividends are paid in Common Stock, the Common

Stock will be subject to the same restrictions as applied to the Grant of Restricted Stock with respect to which they were paid.

Section 7.4. Price. The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

Section 7.5. Section 83(b) Election. The Committee or the Board may prohibit a Participant from making an election under Section 83(b) of the Code. If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 9.6, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

ARTICLE VIII

RESTRICTED STOCK UNITS

Section 8.1. General. The Committee has authority to grant Restricted Stock Units under the Plan at any time or from time to time. A Restricted Stock Unit is a bookkeeping entry of a grant of Common Stock that will be settled by delivery of Common Stock, the payment of cash based upon the Fair Market Value of a specified number of shares of Common Stock or a combination thereof. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture and any other terms and conditions of the Grants.

Section 8.2. Rights. The Committee is entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock, if any.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Effect of a Change in Control. Notwithstanding any other provision of this Plan to the contrary but within the restrictions of Section 9.12, all unvested, unexercisable or restricted Grants shall automatically vest, become exercisable and become unrestricted without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.3.

Section 9.2. Rights as a Shareholder. Other than certain voting and dividend rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records.

Section 9.3. Modification, Extension and Renewal of Grants.

(a) Ability. Within the limitations of the Plan and applicable laws, the Committee may modify, extend or renew outstanding Grants, accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, accelerate vesting, subject to Section 3.3(c), and waive any restrictions, forfeiture provisions or other terms and conditions on Grants. The foregoing notwithstanding, no such action shall apply to a Grant without the consent of the Participant if it would alter or impair any rights or obligations under any Grant previously made.

(b) Code Section 409A Limitation. Any action taken under subsection (a) hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any action taken under subsection (a) hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

Section 9.4. Term of Plan. Grants may be made pursuant to the Plan until the expiration of ten (10) years from the Effective Date of the Plan, unless the Company sooner terminates the Plan under Section 9.5.

Section 9.5. Amendment or Termination of the Plan. The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grant and unless such amendments are in connection with compliance with applicable laws (including but not limited to Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Section 9.6. Tax Withholding. Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of vested restricted Common Stock, if any, owned by the Participant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company cash or other shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company or a Subsidiary at the time such withholding is effected, by withholding from the Participant’s cash compensation.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant.

Section 9.7. Notices. All notices under the Plan shall be in writing and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

Section 9.8. Rights to Employment or Other Service. Nothing in the Plan or in any Grant made under the Plan shall confer on any individual any right to continue in the employ or other service of the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the individual’s employment or other service at any time.

Section 9.9. Exculpation and Indemnification. To the maximum extent permitted by law, the Company or a Subsidiary shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Section 9.10. No Fund Created. Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

Section 9.11. Additional Arrangements. Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

Section 9.12. TARP Laws. Notwithstanding any other provision of the Plan, the Committee may not make any Grant that is prohibited by or inconsistent with the Emergency Economic Stabilization Act’s Troubled Assets Relief Program, Capital Purchase Program or the American Recovery and Reinvestment Act of 2009 or the rules, regulations or other guidance issued under such laws, as such may be amended from time to time (collectively, the “TARP laws”). Further, notwithstanding any other provision of the Plan, a Grant will not be amended, automatically vested or otherwise adjusted in any manner prohibited by the TARP laws.

Section 9.13. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

Section 9.14. Governing Law. Except as governed by federal law, the laws of the state of Arkansas shall govern the plan, without reference to principles of conflict of laws.

Section 9.15. Execution. The Company has caused the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of this         day of                     , 2009.

BANK OF THE OZARKS, INC.

By:
George Gleason, Chairman of the Board of Directors and CEO

APPENDIX B

AMENDMENT

TO THE

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK PLAN

A. Bank of the Ozarks, Inc., an Arkansas corporation (the “Corporation”) adopted the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (the “Plan”) in 2009 to attract and retain the best available talent, to encourage the highest level of performance by executive officers and key employees, and to provide such officers and employees with incentives to put forth maximum effort for the success of the Corporation’s business and to serve the best interests of the Corporation’s shareholders.

B. The Plan reserved for issuance to participants a total of 200,000 shares of Common Stock, $.01 par value (“Common Stock”).

C. On July 19, 2011, the Board of Directors of the Corporation authorized a 100% stock dividend on the Common Stock of the Corporation, to be effected in the form of a 2-for-1stock split (“Stock Split”). Effective August 16, 2011, the Plan was amended to proportionately adjust the number of shares available for issuance under the Plan after giving effect to the Stock Split, thus raising the number of available shares to 400,000.

D. On August 21, 2012, the Board of Directors of the Company approved an amendment to the Plan to make certain technical corrections regarding the method of tax withholding available to recipients of restricted stock under the Plan.

E. On April 15, 2013, the Shareholders approved an increase in the maximum number of shares of Common Stock that can be issued as restricted stock or denominated as restricted stock units under the Plan to 800,000 shares.

AMENDMENT

Effective April 15, 2013, the Plan is hereby amended as set forth below:

1. Section 5.1 of the Plan is deleted in its entirety and is replaced with the following Section 5.1:

“Section 5.1 Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Eight Hundred Thousand (800,000) shares.”

2. In all other respects, the Plan shall remain in effect and following execution of this Amendment, the Plan shall be restated with the above changes incorporated therein.

The Company has adopted this Amendment effective April 15, 2013

APPENDIX C

THIRD AMENDED AND RESTATED

BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(As Amended and Restated as of April 15, 2013)

1. Purpose. The purpose of the Third Amended and Restated Non-Employee Director Stock Option Plan (the “Plan”) is to attract and retain the services of qualified non-employee directors of Bank of the Ozarks, Inc. (the “Company”) and to provide them with incentives to put forth maximum efforts for the success of the Company’s business and to serve the best interests of the Company’s stockholders. All options granted under the Plan are intended to be non-statutory stock options.

2. Eligibility.

(a) Each person who is not otherwise an employee of the Company, or any subsidiary, and who shall have been elected a director of the Company at each annual meeting of stockholders shall automatically be granted options to purchase 2,000 shares of Common Stock on the first business day immediately following such annual meeting (each a “Subsequent Grant Date”), commencing with the Company’s annual meeting of stockholders held in 2013.

(b) Each person who is not otherwise an employee of the Company, or any subsidiary, and who shall have been elected or appointed for the first time as a director of the Company on a date other than an annual meeting date, shall be granted options to purchase shares of Common Stock (in an amount not to exceed 2,000 shares) as the Board of Directors of the Company (the “Board”) may determine in its discretion.

3. Grants of Stock Options. The grants of stock options under this Plan shall be made in accordance with the provisions set forth below:

(a) Each grant will specify the purchase price per share payable on exercise of an option granted pursuant to this Plan. Such purchase price shall not be less than 100% of the “fair market value” per share of the Common Stock on the date of grant. For purposes of this Plan, “fair market value” shall be determined on the basis of the average of the highest reported asked price and the lowest reported bid price on The Nasdaq Global Select Market or any successor market.

(b) Each stock option granted under this Plan shall immediately vest on the date on which such stock option is granted.

(c) No stock option granted under this Plan shall be exercisable after the expiration of ten (10) years from the date of its grant.

(d) Each stock option granted under this Plan (and the shares of Common Stock to be received upon exercise of such stock option) may be subjected to such transfer and other restrictions as the Board may determine, including such restrictions as may be necessary to comply with applicable federal and state securities law.

(e) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Board) and delivered to the optionee and containing such further terms and provisions, consistent with the Plan, as the Board may approve.

4. Termination. If an optionee ceases to be a director for any reason, any option held by such person may be exercised at any time within 90 days after the date on which such person ceased to be a director. After such 90 day period, the option shall terminate without notice.

5. Adjustments. Each grant will make or provide for such adjustments in the number of shares of Common Stock covered by outstanding stock options granted hereunder, in the option price applicable to any such stock options, and/or in the kind of shares covered thereby (including shares of another issuer), as is equitably required to prevent dilution or enlargement of the rights of optionees under the Plan that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments will be eliminated.

6. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by an optionee under the Plan, or is requested by an optionee to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Board, an optionee may request to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the optionee on exercise of the stock option.

7. Effectiveness of Plan. This Plan is hereby amended and restated as of April 15, 2013.

8. Termination of Plan. If not previously terminated by the Board of Directors of the Company, this Plan shall terminate automatically on April 15, 2023.

9. Amendment of Plan. The Plan may not be “materially amended” without obtaining the approval of stockholders of the Company for such amendment. “Materially amended” shall have the meaning ascribed to such phrase in Nasdaq’s Revised Marketplace Rule 4350(i), and the Nasdaq’s accompanying interpretive materials IM-4350-5, each as in effect on the date of this amendment.

IN WITNESS WHEREOF, this Plan is hereby amended and restated as of the date set forth above.

BANK OF THE OZARKS, INC.

By:
Title:

17901 CHENAL PARKWAY P.O. BOX 8811 LITTLE ROCK, AR 72231-8811 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M53759-P34644 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BANK OF THE OZARKS, INC. For Withhold For All To withhold authority to vote for any individual

Vote on Directors The Board of Directors recommends you vote All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

FOR ALL the following: 1. Election of Directors Nominees: 0 0 0

01) George Gleason 06) Linda Gleason 11) John Reynolds 02) Jean Arehart 07) Peter Kenny 12) Dan Thomas 03) Nicholas Brown 08) Henry Mariani 13) Sherece West-Scantlebury 04)

Richard Cisne 09) Robert Proost 05) Robert East 10) R. L. Qualls Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5: For Against Abstain

2. TO APPROVE AN AMENDMENT TO THE BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK PLAN WHICH WOULD INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 400,000 TO 800,000 SHARES. 3. TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE BANK OF THE OZARKS, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. 0 0 0 4. TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT 0 0 0 AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013. 5. TO APPROVE, BY AN ADVISORY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT. 0 0 0 For address change/comments, mark here. (see reverse for instructions) 0 Yes No

Please indicate if you plan to attend this meeting. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 00…

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M53760-P34644 BANK OF THE OZARKS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 15, 2013 The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2013 Annual Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Monday, April 15, 2013 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card. The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1, TO APPROVE AN AMENDMENT TO THE BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK PLAN IN PROPOSAL 2, TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE BANK OF THE OZARKS, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN IN PROPOSAL 3, TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS IN PROPOSAL 4, AND TO APPROVE, BY AN ADVISORY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION IN PROPOSAL 5. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side